                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


         We hereby consent to (i) the use in the Prospectus (the "Prospectus") constituting a part of the Registration Statement on Form S-4 filed by Queen Sand Resources, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, of information contained in our reserve reports relating to the oil and natural gas reserves and future net revenues of oil and natural gas reserves at December 31, 1997 with respect to the Morgan Properties (as defined in the Prospectus) and all references to such report letters and/or to this firm in such Prospectus and (ii) further consent to our being named as an expert therein in the section titled "Engineers."


                                       RYDER SCOTT COMPANY